EXHIBIT 10.3


                     MARKETING, SALES AND SERVICES AGREEMENT

         This Marketing, Sales and Services Agreement ("Agreement") is entered into this ___ day of _______200_ (the "Effective Date") by and between DOBI MEDICAL INTERNATIONAL, INC., a Delaware corporation, with its principal place of business located at 1200 MacArthur Blvd., Mahwah, NJ 07430, USA (hereinafter referred to as "DOBI Medical") and _________________("Distributor"), with its principal place of business located at_________________________________________.

         WHEREAS, DOBI Medical is in the business of developing, manufacturing and distributing various medical products; accessories and supplies; and

         WHEREAS, Distributor is in the business of marketing, selling, and servicing various medical services, accessories and supplies within the Territory as specifically set forth in Schedule A; and

         WHEREAS, Distributor and DOBI Medical have agreed to enter into an arrangement whereby DOBI Medical will appoint Distributor as its authorized Distributor within the Territory for the purpose of marketing, selling and servicing the single use products owned by DOBI Medical to be sold to Distributor for resale to its customer end users, subject to the terms and conditions set forth herein; and

NOW THEREFORE, in consideration of the mutual promises and representations made between the parties in this Agreement, Distributor and DOBI Medical hereby agree as follows:

1.  Definitions

         a) "Marks" include all words, symbols, insignia, devices, designs, trade names, trademarks, service marks, or combinations thereof, owned or licensed by DOBI Medical as identifying its products, software, documentation, manuals, systems, devices, parts, and services.

         b) "Patents" include one or more patents issued or applications pending in the United States Patent and Trademark Office or in any foreign jurisdiction which are owned or licensed by DOBI Medical or an affiliate of DOBI Medical.

         c) "Products" include the single use medical imaging system and related Software, installation, training, service and other manuals and documentation, accessories and options, supplies, spare and replacement parts, and related DOBI Medical's copyrights, Marks and Patents, as offered for sale or license by DOBI Medical as a complement to mammography, and as set forth in Schedule B attached hereto, and as may be amended from time to time by mutual written agreement. DOBI Medical may, but is not obligated to develop any subsequent updates, upgrades, improvements, other enhancements, new models incorporating or based upon such technologies, features, and/or operating system. If it does, DOBI Medical reserves the right to require additional licenses and charge different fees with different discounts off published listed retail prices.

         d) "Purchase" shall have the meaning given to it at Section 3.c).

         e) "Services" include installation, hardware maintenance and repair, support services, consulting, training, and all materials and other documentation with respect to the Products sold by Distributor under the terms of this Agreement.

         f) "Software" includes ComfortScan software embedded in the ComfortScan system as fixed, unaltered, bundled and originally sold by DOBI Medical, and not removable in normal operation, ii) the ComfortView CD reader software, iii) related manuals and firmware, and iv) any subsequent releases or upgrades associated with the Software as may be made available from time to time by DOBI Medical.

         g) "Territory" means only the geographically bounded area(s) as specifically set forth in attached Schedule A.

         h) "Unit" shall have the meaning given it at Section 3.a).

2.  Grant of Distributorship License

         a) Appointment and Scope. Provided Distributor is in compliance with this Agreement, including without limitation, Distributor meeting the minimum purchase requirement obligations per year as mutually agreed to and set forth in Schedule D attached, DOBI Medical, subject to Section 3 a) below, hereby grants a limited, non-transferable (subject to Section 2 d) non-exclusive license to Distributor as DOBI Medical's authorized Distributor within the Territory with respect to the promotion, marketing, sales and servicing of



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those single use Product(s) that are specifically set forth in Schedule B, (and for no other products or services), for resale to its subdistributors, if any, and customer end users within the Territory.

         b) Acceptance. Distributor understands that DOBI Medical has expended and will continue to expend substantial efforts and funds to secure and retain public goodwill toward DOBI Medical, the Products, Services, copyrights and Marks, and Distributor recognizes the vital interest to DOBI Medical for it to be well represented within the Territory in accordance with the terms and conditions of this Agreement, including without limitation, the importance for Distributor's customers to be trained in the proper functioning, use and operation of the Products. Distributor hereby accepts its obligations under this Agreement, and undertakes, at its expense, to use its best efforts to promote the sales and servicing of the Products for resale to its customers end user within the Territory in accordance with the terms and conditions of this Agreement.

         c) Sublicense to Customers. For so long as Distributor is in compliance with this Agreement, DOBI Medical hereby grants a limited, non-exclusive, non-transferable license to sublicense to its customer end users the perpetual right to the use of the Products in connection with the Software for the single use and single user for which the Products are originally sold, as more fully described in the Customer End User Agreement attached hereto a Schedule E.

         d) Sublicense to Subdistributors. For so long as Distributor is in compliance with this Agreement, Distributor may also, after exercising due diligence, grant sublicenses under this Agreement by appointing qualified subdistributors within the Territory who in the judgment of Distributor are well recognized and of good reputation, and who are experienced in selling medical devices, provided that: i) any such sublicense shall be pursuant to and consistent with all the terms and conditions of this Agreement, ii) DOBI Medical has approved in writing the form of any sublicense agreement that Distributor intends to utilize, which form must conform to this Agreement in all material respects, and to which Distributor may not waive, alter, or change any provision of the approved sublicense agreement without the prior written approval of DOBI Medical, iii) Distributor shall at all times remain primarily liable to DOBI Medical for all obligations it delegates hereunder to any such subdistributor, including without limitation, any payment of fees, reporting, marketing, sales, service, training, intellectual property rights and proper usage thereof, minimum sales quotas, and certification obligations contained herein, iv) the term of any sublicense agreement conforms in all respects to the remaining term of this Agreement, and vi) Distributor sends a copy of any such sublicense agreement, and any subsequent amendments or modifications, together with a complete and accurate English translated copy, to DOBI Medical and a copy of any notice of default to any sublicense. Distributor acknowledges and agrees that it will, at its sole cost and expense, promptly and strictly enforce the terms and conditions of any sublicense agreement against any such subdistributor, and further, that any default not cured within the cure period of any its sublicensees will be deemed a default of Distributor under this Agreement, and subject to termination rights of DOBI Medical under Section 15 of this Agreement in the same manner as if Distributor had defaulted. Nothing shall preclude DOBI Medical's right to enforce any rights it may have in law or in equity directly against any sublicensee of Distributor, however, nothing shall require DOBI Medical to exhaust any legal or equitable remedies it may have against the sublicensee before seeking legal recourse against Distributor.

3.       Distributor's Obligations

         a) Within thirty (30) days after the Effective Date of this Agreement, Distributor will identify a clinical site within the territory, which must be approved by DOBI Medical, whereby Distributor will promptly commence a market study to meet Distributor's requirements to begin commercial sales within the Territory.

         b) Within sixty (60) days after the Effective Date of this Agreement, Distributor shall submit to DOBI Medical a marketing plan for the Territory. Distributor agrees to use its best commercial efforts to actively promote the sale of the Products within the Territory, including developing and executing a comprehensive marketing plan, the use of direct marketing and media campaigns, and attending and promoting the Products at trade shows and other conferences. Distributor shall only use the Marks and promotional materials as approved by DOBI Medical in advance (which approval shall not be unreasonably withheld or delayed) of use and in accordance with DOBI Medical's policies. In carrying out its obligations herein, Distributor agrees to exercise its best efforts to avoid deceptive, misleading, or unethical practices that may be detrimental to the goodwill, name, and reputation of DOBI Medical, its Products and Services, its Patents, its Marks, and its other products and services. Distributor will not make any representations, warranties, or guarantees to any customers or prospective customers concerning the Products or anything else relating to DOBI Medical that are inconsistent with or are in addition to those expressly set out in writing by DOBI Medical.

         c) Minimum Purchase Requirements. Distributor shall purchase from DOBI Medical and DOBI Medical shall have received payment in full in US currency for at least the minimum number of Products on an annual base with quarterly reviews, as mutually agreed to by the parties and set forth in Schedule D attached. Time is of the essence, and, but for Distributor's promise and representation to timely meet all the obligations set forth in this Section and Schedule D, DOBI Medical would not have entered into this Agreement. "Purchase" shall mean ordering the Products on or before the last day of such period with payment made in full to DOBI Medical as mutually agreed to by the parties. Purchases of Products made in excess of the minimum purchase requirement will be credited towards the minimum purchase requirements for subsequent periods. Failure to meet the minimum purchase requirement shall give rise to DOBI Medical's right to terminate this Agreement pursuant to Section 15.a) (v) below.

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         d) Account Administration and Reports. Upon execution of this
Agreement, Distributor agrees to designate an Account Manager responsible for the oversight of this Agreement and for all administrative and non-technical matters, including keeping DOBI Medical informed about Distributor's marketing plan and execution, current market trends and conditions within the Territory, customers' comments about the Products and Services, and major negotiations and prospective sales possibilities. Distributor through its Account Manager shall provide by electronic media quarterly, or more often if requested by DOBI Medical all sales forecast and service/installation reports. Product Service and installation reports shall include the customer installed base by customer name, address, phone, fax and email numbers, contact person, Product identity (e.g., description and model number), site where installed, date installed, serial number, and such other information as DOBI Medical may reasonably request, or as may be made necessary by reason of any federal, state, local or foreign governmental entity or industry requirement.

         e) Training. Distributor, at its own expense, shall designate a number of its employees as reasonably determined by DOBI Medical and Distributor to attend (i) DOBI Medical's applications training program, and, (ii) field service technician program at a location(s) to be determined by DOBI Medical, taking into consideration the region where Distributor is located. All classes and all materials will be in English. All such designated trainees shall be reasonably experienced in the sales and servicing of other medical imaging devices and must attend and successfully complete the applicable training program to DOBI Medical's reasonable satisfaction, including written, oral and skills testing, in order to become certified. Distributor shall employ at least two certified applications trainers and two certified field service technicians at all times, and Distributor shall promptly replace any such employee whom DOBI Medical determines in its sole discretion is no longer qualified with another certified employee. Distributor is responsible for all compensation, insurance, travel and living expenses of its employee trainees, plus, after the initial training session for which there is no fee, the payment to DOBI Medical of $500 per employee for the first day of training or portion thereof, and $300 per employee for each additional day or portion thereof for all subsequent training sessions after the initial training session. Distributor may train these persons using DOBI Medical's approved training program upon DOBI certifying Distributor's train the trainer program, and Distributor may certify such persons so long as they satisfactorily pass DOBI Medical's standardized test.

                  (i) Distributor, at its own expense, shall arrange for its certified trainers to attend additional DOBI Medical's training sessions in order to obtain certification for new products and/or retain the competence levels necessary to provide applications training to certify customer end users of the Products in accordance with DOBI Medical's instructions, documents, and policies. Distributor must document all applications training that it provides to its customer end users and maintain a current list of certified customer technicians. Distributor shall not permit any person or entity to use the Product without assurances from the customer that its technicians will be and remain certified in the use of the Product.

                  (ii) Distributor shall cause each trainee to execute and maintain in effect DOBI Medical's confidentiality, non-disclosure and non-compete agreement as a condition for certification, and provide an original to DOBI Medical prior to such trainee commencing training. Distributor agrees to promptly notify DOBI Medical of any threatened or actual material breach that it becomes aware of, and to assist DOBI Medical, at DOBI Medical's expense, in enforcing such agreement(s).

                  (iii) Prior to Distributor's installation of the Product at the site and the training of its customers' technicians and physicians, Distributor shall cause each of its customer end users to execute two (2) original Customer End User Agreement on a form as attached hereto as Schedule E, and promptly forward both originals to DOBI Medical for DOBI Medical's execution and return one (1) original to the customer end user, with a copy to Distributor. In the alternative, if DOBI Medical does the installation, it will require the customer to sign the Customer End User Agreement, provide an original to the customer end user, with a copy to Distributor. Distributor agrees to promptly notify DOBI Medical of any threatened or actual material breach by any customer end user or any other person or entity relating to the subject matter of the Customer End User Agreement that it becomes aware of, and to cooperate with DOBI Medical in enforcing any violations or threatened violations.

         f) Facilities. Distributor shall maintain adequate facilities, communications services and at least one complete and operational demonstration Product along with a reasonable inventory of common replacement parts, so as to allow for the prompt delivery and servicing of its customers, as well as sufficient personnel and promotional and training materials to at all times efficiently operate the business of marketing, selling and servicing the Products and otherwise fulfilling the obligations under this Agreement. Distributor shall keep its personnel who have a need to know current and fully informed on the DOBI Medical Products, their installation and training, operation, specifications, maintenance and repair, and applications. All Services provided on DOBI Medical Products must be in accordance with DOBI Medical's instructions, documents, and policies. DOBI Medical shall have the right upon prior notice and at reasonable times to audit Distributor's facilities, employees, books and records relating to compliance with this Agreement.

         g) Quality Control. Distributor agrees to provide the Services to each of its customers with respect to the Products in a good and workmanlike manner and in compliance with all DOBI Medical specifications, service manuals and other publications. Only a certified field service technician with satisfactory basic technical skills and training and customer complaint handling in DOBI Medical's Products, policies and procedures, and duly certified by DOBI Medical, is permitted and authorized to install and service the Products. Distributor shall use only authorized, original DOBI Medical replacement parts, and shall cause each field service technician to possess all the tools and then current technical manuals and updates in order to service and maintain the Products in accordance with DOBI Medical's specification, policies, and procedures. Distributor shall keep detailed, accurate, and complete documentation and records of all field

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installation and service calls, and upon request, forward copies thereof to DOBI
Medical. All service visits shall be recorded in accordance with all applicable legal and regulatory requirements and DOBI Medical's instructions, documents and policies. At a minimum, all records shall include the name of the customer, location and model number of the Product being serviced, date of Service, name of the field service technician servicing the Product, services performed, and test and inspection data. All service reports shall regularly be reviewed by Distributor for quality assurance, potential reportable events, and systemic and safety concerns, and Distributor shall promptly send a report of each such incident to DOBI Medical. Distributor shall promptly implement any programs, modifications or changes required by any technical bulletins, field change notices, and safety notices it receives from DOBI Medical.

         h) Product Approval/Registration. As of the Effective Date, DOBI Medical is ISO 9001:2000 and ISO 13485 certified, has received CE Marking for the Product, and is in the process of seeking approval for the Product by the United States Food and Drug Administration ("FDA") for sale in the United States. However, Distributor understands that as of the Effective Date, no DOBI Medical Product is currently approved by the FDA, and DOBI Medical does not guarantee that the Product ever will be approved, and shall not be legally bound to receive approval, by the FDA or any other federal or state agency in the United States or by any governmental authority of any other jurisdiction, foreign or domestic, or by any industry practice or certification entity. Therefore, Distributor agrees not to sell any Product in or for use in any jurisdiction if such jurisdiction requires the licensing or other approval of the Product for sale or use in such jurisdiction, unless and until such Product has been duly approved and/or registered for sale and use in such jurisdiction.

         i) Distributor agrees, at its expense, on behalf of and in the name of DOBI Medical, to do all things necessary and reasonable to obtain approval and/or registration of DOBI Medical's Product from the appropriate governmental entities within the Territory as soon as possible. Certified copies of all governmental approvals and registrations shall be promptly sent to DOBI Medical. Further, if requested in writing by DOBI Medical, Distributor agrees to fully cooperate and exercise best efforts to cause its subdistributors and its customer end users to cooperate with DOBI Medical, at DOBI Medical's direction and expense, to assist DOBI Medical in obtaining and maintaining any such approvals, including providing DOBI Medical with proper documentation of Distributor's handling of the Product, to assure that DOBI Medical's Products in Distributor's possession comply with all orders, rules and regulations, including without limitation, those issued by the FDA.

         j) Distributor further agrees to complete and submit to DOBI Medical, on a quarterly basis, a Product and Service installation report for each DOBI Medical Product installed during the previous quarter as required by the U.S. Medical Device Directive. Such form will be supplied by DOBI Medical, and Distributor hereby agrees to timely complete and submit such form(s) and any other additional information or additional forms as may hereafter be required by the U.S. Medical Device Directive, and any amendment thereto or successor regulations, or as may be required by the FDA, or any other domestic or foreign governmental entity.

4.   DOBI Medical's Obligations

         a) Marketing Plan. Within sixty (60) days after the Effective Date of this Agreement, DOBI Medical and Distributor will agree to a marketing plan for selling the Products within the Territory, which plan shall include DOBI Medical making available a marketing and sales training program to Distributor's sales team as soon as possible as mutually agreed to by the parties at no additional cost to Distributor other than as set forth in
  Section 3.d).

         b) Investigational Unit. As set forth in 3.a) above, upon identification of the approved clinical site for the marketing or clinical study, DOBI will ship Ex Works ("EXW") Mahwah, NJ, USA to Distributor, at Net Price to Distributor as set forth in Schedule D pursuant to the sales and payment terms set forth in 5.b), an investigational unit to be used for the study. Upon completion of the study, DOBI Medical will provide to Distributor any new commercially available Software releases to install into the investigational unit for subsequent sale of the ComfortScan system within the Territory describe in Schedule A.

         c) DOBI agrees to deliver the systems at the earliest time possible in accordance with manufacturing schedules and backlogs. DOBI Medical shall provide an initial support schedule and contacts for all sales, technical, Product and Service matters, and, upon consultation with Distributor, will determine the level of continued marketing, sales, training and technical support as deemed necessary and reasonable by DOBI Medical. DOBI Medical will maintain sufficient quantities of spare parts within the Territory to ensure reasonable response to Distributor's service requirements. Inventory levels will be based on local install base, component reliability, and expected lead times for restocking. DOBI Medical will regularly review parts inventories and usage history on a global basis and make adjustments accordingly.

         d) Training. DOBI Medical shall make available to Distributor in English, at such time and place as designated by DOBI Medical, its training programs for certifying Distributor's field service technicians and applications trainers in order to assist Distributor in organizing and developing its applications training program for its customer end users to certify its technicians in the use and operation of the Product. Subsequent support for training will be made available as deemed necessary and reasonable by DOBI Medical in accordance with Section 3. e) above and 4. e) below. DOBI Medical shall provide Distributor with current technical bulletins, Field change notices, and safety notices affecting Distributor's installations of Products and replacement parts.

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         e) Promotional Materials. DOBI Medical shall provide Distributor with reasonable quantities of promotional materials in English to assist in Distributor's marketing efforts. Additional materials can be purchased by the Distributor at DOBI Medical's then current costs plus shipping and any taxes. All promotional materials and other documentation and manuals relating to the Products and Services are in English. Any translations are at the sole cost of Distributor and must conform in all material respects with the English versions, including proper and conspicuous use of DOBI Medical's Marks and Patent and copyright notices, and be duly certified by a certified translator.

         f) Second Line Support. DOBI Medical shall provide at no additional cost ongoing second line support as reasonably requested by Distributor via electronic media between the hours of 9:00 AM and 5:00 PM, Eastern Time, USA, Monday through Friday (except US holidays). DOBI Medical will use commercially reasonable efforts to respond to Distributor's requests in a manner and time frame which are reasonably responsive considering the nature and severity of the concerns which gave rise to such request.

         g) DOBI Medical will designate maintenance and support personnel to assist Distributor's first line support personnel in providing maintenance and support services. DOBI Medical shall provide reasonable access to and assistance of its technical, sales, and service personnel as reasonably appropriate under the circumstances at no additional charge.

         h) Subsequent Support/Releases/Upgrades. Any subsequent support services, including without limitation, technical support, software or hardware customization or training services requested by Distributor which are beyond the reasonable scope of this Agreement or are not specifically required to be performed by DOBI Medical under this Agreement, are subject to the availability of DOBI Medical's clinical and technical staff, and shall be billed at DOBI Medical's then current time and material rates plus out-of-pocket expenses, and subject to such other terms and conditions which may be agreed upon in writing by the parties before such services are performed. Further, DOBI Medical reserves the right to require additional licenses and charge additional fees for any new (as determined in the sole discretion of DOBI Medical) releases, upgrades or additions to the Product, Software, or any new options, accessories, supplies, or new functionality related to the ComfortScan system .

5.   Terms and Conditions of Sales to Distributor

         a) So long as Distributor is in compliance with this Agreement, DOBI Medical agrees to sell to Distributor the Products and related replacement parts described in Schedule B of this Agreement at the then published, suggested, retail net prices, delivery EXW, Mahwah, New Jersey, USA, or such other place of manufacture, in effect on the date of acceptance by DOBI Medical of Distributor's order, less the applicable discounts as set forth in Schedule D. Payments must be in full and in available U.S. currency. Prices are valid for all purchase orders issued by Distributor only if accepted in writing by DOBI Medical within ten (10) business days of its receipt of an order. Failure to issue a timely written acceptance or rejection shall be deemed an acceptance of the order in issue. DOBI Medical shall inform Distributor giving at least 90 days notice prior to effecting any price changes to the Products, and at least 30 days notice as to replacement parts. All purchase orders accepted by DOBI Medical are final. DOBI Medical will NOT allow the return of Products, except for warranty claims approved by DOBI Medical in accordance with this Agreement.

         b) All fees are due in full and in available U.S. currency within thirty (30) days of the date of DOBI Medical's invoice to Distributor. Upon DOBI Medical's acceptance of each Distributor purchase order, Distributor shall thereupon provide DOBI with an irrevocable, documentary letter of credit in a form to DOBI Medical's reasonable satisfaction from a first class, global bank having an affiliate in New York, NY, for the value of the purchase order. Payment terms as between Distributor and its customers are the sole responsibility of Distributor and failure of a customer to pay Distributor shall in no manner relieve Distributor from payment and receipt by DOBI Medical of the full purchase price when due pursuant to the terms of this Agreement. DOBI Medical has the right to set off and apply any amounts paid by Distributor to past due accounts. However, Distributor bears the entire risk of loss upon DOBI Medical's delivery of the Products to the shipper EXW, Mahwah, NJ, USA, or such other place of manufacturer.

         c) All past due amounts are subject to a late charge equal to one and one-half percent (1 1/2%) per month or the maximum amount allowed by law, whichever is less. Distributor shall be liable for all costs, including but not limited to, reasonable attorney's fees, incurred by DOBI Medical in collecting any past due amounts. Unless exempted, evidence of which must be provided to DOBI Medical, Distributor shall be obligated to determine and timely pay any applicable foreign and domestic federal, state, local and other taxes or other charges, penalties, interest thereon (other than taxes on income payable by DOBI Medical) applicable to the Products, Services and the transactions resulting from this Agreement, as well as any shipping and handling fees. (If no taxes are assessed, Distributor is solely responsible to self-assess and pay any taxes that may be due as a result of its purchase of the Products, Services, Marks, Patents and transactions resulting from this Agreement). Except as otherwise provided herein, each party shall be responsible for all taxes, tariffs, duties and other governmental charges, however designated, levied or based, on its sale, purchase and use of the other party's Products and Services or the charges for such Products and Services, including without limitation, sales and use charges that may now or hereafter be imposed.

         d) Except as may by specifically authorized by DOBI Medical pursuant to this Agreement, all payments made by Distributor hereunder are non-refundable, and no partial payment or acceptance by DOBI Medical of any partial payment shall be treated as anything other than as a partial payment on account without prejudice to DOBI Medical. Distributor agrees to pay DOBI Medical on demand any and all costs and expenses in collecting any money owed by Distributor. These costs and expenses may include, but are not limited to,

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costs and commissions due a collection agency, reasonable attorneys' fees
(including any attorneys' fees incurred in bankruptcy or like proceedings), court costs, expert witness fees, any witnesses' reasonable travel and living costs, discovery costs and any reasonable attorneys' fees and costs for appeals, together with the maximum legally allowable interest charges computed from the date the obligation was first past due.

         e) DOBI Medical and Distributor, as the case maybe, shall cause all Product shipments to be made in customized containers capable of withstanding damage to the Product contained therein. All such containers shall be properly labeled and made to accommodate any U.S. Customs or other government inspections, including but not limited to, the use of heavy screws and bolts (not nails) to permit the reasonable re-closing after a Customs inspection. DOBI Medical and Distributor, as the case may be, shall assure any vehicle transport of Distributor's Product orders is equipped with air-ride suspension or other similar equipment to avoid Product damage. DOBI Medical or Distributor, as the case maybe, may request that a specific freight carrier be used, and such request will give such request due consideration, but neither party is under any obligation to use such freight carrier.

6.       Limited Warranty

         a) Without prejudice to any local law, DOBI Medical represents and warrants to the Distributor and to its original customer end users that the Products or parts shall be free from defects in material or manufacturing, except for minor errors that do not materially affect functionality or performance, and shall conform substantially to applicable specifications in effect as of the date of shipment EXW Mahwah, NJ, USA of the order by DOBI Medical of the Product or part when properly installed by a Distributor's field technician certified by DOBI Medical, and when subjected to normal, proper and intended usage and operation by a technician of customer end user who has been certified by Distributor. Products and parts manufactured by parties other than DOBI Medical, where DOBI Medical acts solely as Distributor or reseller, will carry their respective manufacturers' warranties.

         b) DOBI Medical Products shall be warranted for a period of 12 months from the time of original installation, the date of which will be determined by a completed, returned warranty card, which must be received by DOBI Medical at its corporate office, attention: Service Department, within 30 days of Product installation. If the warranty card is not so timely received by DOBI Medical, then the warranty shall take effect 12 months from the date of shipment EXW Mahwah, NJ, USA by DOBI Medical. In no event shall the warranty exceed 15 months from the date of shipment EXW Mahwah, NJ, USA from DOBI Medical. Repair and replacement parts will be warranted for 90 days from installation or 12 months from shipment, whichever is sooner. Any component furnished without charge during the warranty period to correct a warranty failure shall be warranted only to the extent of the unexpired term of the warranty of the original Product or replacement part. Warranty consideration will be given only for defective DOBI Medical products properly returned to the factory in accordance with DOBI Medical's warranty return procedure. DOBI Medical will act as the sole judge in determining whether new products or parts may be defective by reason of manufacture.

         c) In the event that a documented and reproducible flaw iin the Product(s) inconsistent with this warranty is discoveredthat significantly impacts system performance and/or creates a safety hazard for patient or operators, DOBI Medical shall use commercially reasonable efforts to correct such flaw in a timely manner. At DOBI Medical's option and at no cost to or expense to Distributor or customer end user, DOBI Medical shall correct any such failure by (i) repairing, adjusting, or replacing any defective or non-conforming Products, or parts, (ii) by making available any necessary repaired or replacement parts or assemblies, or (iii) by furnishing either new or exchanged replacement parts or assemblies. All such returned Products and parts shall become the property of DOBI Medical if determined by DOBI Medical to be defective by reason of material or manufacture. DOBI Medical will bear the cost of shipping such defective Product back to DOBI Medical.

THIS LIMITED WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR USE FOR A PARTICULAR PURPOSE. DOBI MEDICAL'S WARRANTY IS EXCLUSIVE OF, WITHOUT LIMITATION, THE FOLLOWING:

     o Failure of Distributor or customer end user to prepare the site or provide power requirements or operating environmental conditions in compliance with any applicable instructions or recommendations of DOBI Medical.

     o Failure of Distributor or customer end user to provide the proper incoming power required to support the Products in accordance with the recommendation of DOBI Medical.

     o Any modification of Product performed by a party other than DOBI Medical or an authorized Distributor or a technician certified by DOBI Medical.

     o Combining products or furnishing services which have not been authorized in publications by DOBI Medical and are deemed by DOBI Medical to be incompatible with the Products.

     o Improper or extraordinary use of the Product, improper maintenance of the Product, or failure to comply with any applicable instructions or recommendations of DOBI Medical.

     o Misuse, tampering, or negligent storage/handling of the Product by Distributor or customer end users, its employees, agents, or contractors.

o Acts of civil
     or military authority, fires, floods, power failures or electrical power surges, strikes or other labor disturbances, war, acts of terrorism, riots or other causes beyond the reasonable control of DOBI Medical.

     o Installation, troubleshooting, or repair services are not included in this warranty, and are provided solely by the Distributor and a certified technician.

     o Any installation, maintenance, repair, service, relocation or alteration to or of, or any other tampering with the Product performed by any person or entity other than DOBI Medical, Distributor, or a DOBI Medical certified technician without the prior written approval of DOBI Medical shall immediately void and cancel all warranties with respect to the Product.

     o Products and any portions thereof containing any third party software or hardware manufactured other than by DOBI Medical, whether sold or given to Distributor or customer end user hereunder, are provided "AS IS", and DOBI Medical makes no representations or warranties in connection thereto. Any warranties that may be associated with any such third party items are the sole obligations of such third parties and shall pass directly through to the customer end user, and are not the obligation of DOBI Medical.

     o Software maintenance after the applicable warranty period to the end user has expired, unless there is a separate software maintenance written agreement in effect between the end user and DOBI Medical.

     o Any Products or parts damaged in transit. It is the sole responsibility of Distributor to adequately insure such freight and examine all cartons and crates carefully at time of delivery. If damage is apparent, Distributor should make a notation on the delivery receipt, request an inspection by the freight carrier, and if applicable, file appropriate claim(s).

7.       Limitations of Liability

         a) IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOSS OF PROFIT, OR FOR SPECIAL OR CONSEQUENTIAL DAMAGES, OR FOR ANY OTHER INDIRECT DAMAGES SUCH AS, BUT NOT LIMITED TO, EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. NEITHER PARTY SHALL NOT BE LIABLE TO THE OTHER FOR ANY CORRUPTION, ANY DOWN TIME OF THE PRODUCTS OR SERVICES OR SUSPENSION OF THE SERVICES OR USE OF THE PRODUCTS, OR FOR ANY LOSS OR MISTRANSMISSION OF PATIENT DATA, OR FOR THE SECURITY OF PATIENT DATA, OR FOR ANY MEDICAL OR PROFESSIONAL MALPRACTICE CLAIMS. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR LOSS OR DAMAGES RESULTING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM INTENTIONAL OR NEGLIGENCE ACTS, WILLFUL MISCONDUCT, ERRORS, OMISSIONS, INSOLVENCY OR OTHER FAULT OR CIRCUMSTANCES ATTRIBUTABLE TO ANY THIRD PARTY.

         b) DISTRIBUTOR'S AND ANY CUSTOMER END-USER'S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF WARRANTY OR REPRESENTATION BY DOBI MEDICAL CONCERNING ANY PRODUCTS AND SERVICES SHALL BE ONLY UPON WRITTEN REQUEST OF DISTRIBUTOR OR CUSTOMER END-USER AND ONLY IF RECEIVED BY DOBI MEDICAL WITHIN TWELVE (12) MONTHS OF SUCH ALLEGED BREACH. IN ANY EVENT, DOBI MEDICAL'S CUMULATIVE LIABILITY TO DISTRIBUTOR AND ITS CUSTOMER END-USERS FOR ANY AND ALL CLAIMS RELATING TO THE USE OF OR THE INABILITY TO USE THE PRODUCTS AND SERVICES SHALL NOT EXCEED THE TOTAL AMOUNT OF THE FEES PAID OR OWED BY DISTRIBUTOR AND ITS CUSTOMER END-USER FOR THE PRODUCTS AND SERVICES, WHETHER BASED ON CONTRACT, TORT OR OTHERWISE.

         c) The foregoing limitations of liability represents the allocation of risk of failure between the parties as reflected in the pricing hereunder and is an essential element of the basis of the bargain between the parties.

8.   Non-Compete and Non-Solicitation

         a) Nothing in this Agreement shall prohibit DOBI Medical from itself or licensing others to market, sell and service the Products and any other products and services, or use the copyrights and Marks outside the Territory after this Agreement terminates or expires. DOBI Medical reserves to itself all rights to market, sell, use and license the Products and Services, Patents, the Marks, and any other products and services, other than those expressly granted to Distributor under this Agreement.

         b) Except for the manufacturers, Distributor and developers specifically identified in Schedule C attached hereto, during the term of this Agreement and for a 180 days after the effective date of its termination or expiration, Distributor shall not itself offer for sale or represent any manufacturers, Distributor's or developers of products or other systems or devices with non-ionizing radiation hardware and software configurations of optical imaging devices which compete with the Products and Services, including but not limited to, promoting, marketing, distributing, selling, leasing, renting or servicing any such competing products and services. DOBI may, in its sole discretion, unilaterally amend Schedule C from time to time to 1) include manufacturers, developers and Distributors of diagnostic, screening or treatment non-ionizing radiation medical imaging systems which DOBI Medical deems, in its reasonable judgment, to be competitive with the Products and Services covered by this Agreement or other competing systems, devices, products and services which DOBI Medical offers for sale; and 2) take into account mergers and acquisitions among competitors or which create new competitors.

         c) It is understood and agreed that DOBI Medical has expended substantial time and money in developing and marketing the Products, and that DOBI Medical has the right to protect and exploit the proprietary information that is being conveyed to Distributor. Therefore, for a period of 180 days after the effective date of its termination or expiration, Distributor will not solicit, directly or indirectly, or encourage anyone to solicit, directly or indirectly, any customer end-user, whether within the Territory or outside the Territory, to terminate or replace the Products or Services, or otherwise affect any end-user's use of the Products or Services in any manner including, without limitation, promoting any competing product or service. Further, each party agrees that it shall not directly or indirectly through others, solicit for employment or hire any employee of the other party during the term of this Agreement. Former employees shall not be solicited or hired by the other party for a period of six (6) months after such employee's termination.

         d) If any part of this restriction is found to be unreasonable in time or distance by a court of competent jurisdiction, each unit shall be deemed separate and may be reduced by appropriate court order as the court deems reasonable. If a party files suit to enforce this Section, the time periods shall begin to run upon entry of a final, non-appealable judgment. The parties agree that breach of this Section would cause irreparable injury to the other party that it would be without an adequate remedy at law. Accordingly, the party seeking the injunction shall be entitled to obtain injunctive relief (without posting any bond or security), in addition to any other legal right or equitable remedies it may have.

         e) Distributor hereby confirms that neither it nor any of its subsidiaries or affiliates is bound by the terms of any agreement with any third party which restricts in any way its engagement as a Distributor of DOBI Medical under this Agreement. Distributor represents to the DOBI Medical that the execution of this Agreement and the performance of its obligations hereunder will not violate any obligations Distributor or its subsidiaries or affiliates may have to any third party. Distributor will not disclose or make use of any information in violation of any agreements with or rights of any third party.

9.   Confidential Information

         a) Distributor acknowledges that it may acquire certain non-public knowledge, information, materials, and other trade secrets of DOBI Medical, in whole or in part, concerning DOBI Medical's business, Products and Services, and other of its products and services, all of which are proprietary and entirely owned by DOBI Medical. "Confidential Information" means nonpublic information of DOBI Medical that should reasonably be understood by the Distributor, because of legends or other markings, the circumstances of disclosure, or the nature of the information itself, to be proprietary and confidential to DOBI Medical, an affiliate of the DOBI Medical or a third party, and includes, without limitation, information relating to DOBI Medical's, its affiliate's or a third party's business (including, without limitation, proposals, business plans, financial information, pricing and discounts, customer, prospect and supplier lists and information, personnel information and contract information), properties, methods of operation, Software (including, without limitation, source code, specifications, data, works in process, alpha and beta versions, design processes and documentation, and other software of DOBI Medical), manufacturing and design processes and documentation, trade secrets, inventions, discoveries, know-how and other intellectual property. Confidential Information also includes such non-public information that was disclosed by the DOBI Medical to Distributor prior to the date hereof in connection with the business purpose hereof, as well as information currently provided and to be provided during the term of this Agreement. Confidential Information may be disclosed in written or other tangible form (including on magnetic or optical media) or by electronic, oral, visual or other means.

         b) Confidential Information shall not include information that (i) at any time becomes a matter of public knowledge without any fault of the Distributor; (ii) is at any time lawfully received by the Distributor from a third party under circumstances permitting its disclosure to others; (iii) is independently developed by the Distributor as evidenced by the Distributor's own records; (iv) was in Distributor's possession free of any obligation of confidence at the time of DOBI Medical's communication thereof to Distributor; and (v) is later published or generally disclosed or furnished to the public by DOBI Medical. Distributor shall bear the burden of showing that any of the foregoing exclusions applies to any information or materials.

         c) Distributor understands and acknowledges that such Confidential Information disclosed to it has been developed or obtained by DOBI Medical by the investment of significant time, effort, and expense, and that such Confidential Information provides DOBI Medical with a significant competitive advantage in its business. Therefore, Distributor hereby covenants not to misappropriate or use the Confidential Information for any reason other than as specified in this Agreement, including without limitation, for personal or commercial gain, for a period of six (6) years from the date of disclosure. The foregoing notwithstanding, any Confidential Information that is designated as a "trade secret" shall be kept confidential by the Distributor for as long as it remains a trade secret under New York law.

         d) Except as set forth in this Agreement, without the clear and express prior written consent of a duly authorized representative of the DOBI Medical, Distributor agrees to hold in strict confidence and not to disclose or reveal Confidential Information received hereunder to any person except for Distributor's employees, directors, counsel, sub Distributors, and other authorized agents and advisors (collectively "Representatives") who are required to have such Confidential Information in order to perform their functions in connection with the limited purpose of this Agreement. Each permitted Representative to whom Confidential Information is disclosed shall adhere to all aspects of this Agreement. Distributor further agrees not to use any of the Confidential Information received hereunder except for the purposes set forth in this Agreement. Further, the parties understand that each other's Confidential Information may be considered material, non-public information under U.S. federal and state securities laws and either party could be found in violation thereof if it takes advantage of such information by (i) trading in the other party's or any other party's stock, or (ii) furnishing information to others in connection with the trading of such stock.

         e) In the event Distributor or anyone to whom Distributor supplies the Confidential Information receives a request under the terms of a subpoena or order issued by, or in conjunction with litigation pending with a court of competent jurisdiction or a governmental body to disclose all or any part of the Confidential Information, Distributor agrees, to the extent lawful, to (i) immediately notify DOBI Medical of the existence, terms and circumstances surrounding such a request; (ii) consult with DOBI Medical on the advisability of taking legally available steps to resist or narrow such request; (iii) if disclosure of such Confidential Information is required, furnish only that portion of the Confidential Information which, in the opinion of counsel, Distributor is required to disclose; and (iv) use its best efforts to permit DOBI Medical at its expense to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed Confidential Information which DOBI Medical so designates.

         f) All Confidential Information of DOBI Medical and any Derivatives (defined below) thereof whether created by such DOBI Medical or Distributor or its Representatives, shall remain the property of DOBI Medical, and no license or other rights to such DOBI Medical's Confidential Information or Derivatives is granted or implied hereby. For purposes of this Agreement, "Derivatives" shall mean: (i) for copyrightable or copyrighted material, any translation, abridgment, revision or other form in which an existing work may be recast, transformed or adapted; (ii for patentable or patented material, any improvement thereon; and (iii)for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected under copyright, patent and/or trade secret laws. To the fullest extent permitted by law, Distributor agrees, and will cause its Representatives to agree, to convey to DOBI Medical or its nominee the entire right, title, and interest, domestic and/or foreign, which any such party may have, or a lesser interest therein. Distributor agrees, and will cause its Representatives to agree, to promptly, upon DOBI Medical's request, execute all applications for patents, copyrights, assignments and other appropriate documents, and to perform all acts and to do all things necessary and appropriate to carry out the intent of this Section, whether or not such person continues in his capacity as Distributor or Representative. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists and all other tangible media of expression) furnished by DOBI Medical to Distributor and which are designated in writing to be the property of such DOBI Medical, shall remain the property of such DOBI Medical. At DOBI Medical's request and no later than five (5) days after such request, Distributor shall promptly destroy or deliver to such DOBI Medical, at such DOBI Medical's option, (a) all materials furnished to Distributor by such DOBI Medical, (b) all tangible media of expression in such Distributor's possession or control to the extent that such tangible media incorporate any of such DOBI Medical's Confidential Information, and (c)written certification of Distributor's compliance with such Distributor's obligations under this sentence.

10.  Alterations

           a) Distributor agrees itself or through any Representative or other agent or consultant not to copy, alter, modify or otherwise change the Product(s) sold or licensed hereunder in any way, and agrees not to reverse engineer, disassemble, reverse assemble, decompile, or otherwise attempt to derive source code from the Software or otherwise attempt to design around the Product and Software, or contest the validity of any Patent or Mark owned or applied for by DOBI Medical or its authorized affiliates.

         b) Distributor agrees not to remove or cover any DOBI Medical Marks, trade name, or logos, or Patent or copyright notices, and not repaint or make other changes to such Products without the prior express written permission of DOBI Medical, which may be withheld by DOBI Medical in its sole discretion.

11.      Insurance

         a) Both parties shall procure and maintain in full force and effect during the Term of this Agreement, at its own expense, comprehensive commercial general and product liability insurance covering occurrences within the Territory. Said insurance policies shall be written on an occurrence basis and shall be with a top rated insurance carrier(s) reasonably acceptable to the other party, and shall provide coverage of at least $500,000 US Dollars ($500,000), or equivalent local currency, per occurrence. Each policy shall name the other party (including its officers, directors, employees, affiliates, subdistributors, and agents) as an additional named insured, with all such coverage being primary for such party. Upon request, each party shall provide the other with certificates of insurance from its insurance carrier(s) evidencing that such insurance is in effect. The certificates must state that the insurance cannot be cancelled or changed without at least thirty (30) days written notice to the other.

12.  Mutual Indemnification

         a) The following indemnification obligations shall apply with respect to this Agreement, subject to the limitations set forth herein:

                  (i) DOBI Medical hereby agrees to defend, indemnify, save and hold Distributor harmless from and against any loss, claim, demand, action or expense (including attorneys' fees) arising out of any third party claims asserted against Distributor to the extent that such a claim is based upon a breach of any of DOBI Medical's obligations under this Agreement, or pertaining to the infringement of copyrights, trademarks, or Patents arising from Distributor's use, as authorized by DOBI Medical, of Products and Services, Patents and Marks, owned or licensed and supplied by DOBI Medical under this Agreement, except to the extent that the claim is causally connected to the acts, omissions or misrepresentations of the Distributor, its employees, representatives, officers, directors and agents, or those of its customer end users

                  (ii) Distributor hereby agrees to indemnify, save and hold DOBI Medical harmless from and against any loss, claim, demand, action or expense (including attorneys' fees) arising from or related to the negligent acts or omissions and the intentional misconduct of the Distributor, or arising out of any third party claims asserted against DOBI Medical. DOBI Medical reserves the right to undertake and assume the entire defense of any such action alleged against it, subject to the other terms and conditions of this Section.

         b) The indemnification obligations contained in this Section shall be conditioned upon the indemnifying party's receiving:

                  (i) prompt written notice of any loss, claim, demand, action or expense for which indemnification is sought, and (ii) full control of the defense or settlement, and (iii) reasonable cooperation in the defense of such claim, demand, or action by the party seeking indemnification. The party seeking indemnification shall have the right to participate in the defense at its option and expense.

         c) In the event that DOBI Medical's Products, Services, Patents or Marks become, or in DOBI Medical's sole opinion, likely to become the subject of a claim of infringement, DOBI Medical shall have the right, at its option and expense, either to (i) procure for Distributor and its customer end users the right to continue using the Products, Services, Patents or Marks, or (ii) replace or modify the same so that they become non-infringing and functionally equivalent, or (iii) upon failure of (i) and (ii) above, terminate, without any obligations, Distributor's and its customer end users use of the Products and Services, and return the purchase price of same.

13.  DOBI Medical Copyrights/Marks/Patents

         a) Distributor acknowledges that all rights in any of the copyrights, Patents and Marks associated with the business of DOBI Medical (i.e., trademarks, service marks, slogans, logos, designs and other similar means of distinction), including all goodwill pertaining thereto, shall be the sole property of DOBI Medical. Distributor may use and display such Marks and Patent and copyright notices only in the manner and for the purpose authorized by DOBI Medical, and only during the term of this Agreement. DOBI Medical reserves the right to add to, change or discontinue the use of any of the copyrights, Marks or Patents, on a selective or general basis, at any time, and to order Distributor to change all or some items bearing the Marks to the new Marks within a reasonable period of time without any liability to DOBI Medical. Distributor shall not use any trademark or trade name of DOBI Medical in any corporate, partnership, or business name without DOBI Medical's prior written consent. In connection with fulfilling its obligations under this Agreement, Distributor must disclose to its potential customers and the general public that it is an authorized Distributor and licensee of DOBI Medical Systems, Inc.

         b) Distributor agrees that nothing in this Agreement gives it any right, title or interest in the copyrights, Patents or the Marks (except the right to use the Marks in accordance with this Agreement), that the copyrights, Patents and the Marks are the sole property of DOBI Medical and its affiliates, that Distributor shall not directly or indirectly contest the validity of the copyrights, Patents and the Marks, or ownership of the copyrights, Patents and the Marks, or DOBI Medical's right to license the copyrights, Patents and the Marks, and that any and all uses by Distributor of the copyrights, Patents and the Marks, and the goodwill arising there from, shall inure solely and exclusively to the benefit of DOBI Medical. Further, upon the termination of this Agreement, Distributor shall cease all further use in its business of trademarks or trade names identical or similar or confusingly similar to "DOBI Medical" or any others of its Marks.

         c) DOBI Medical will provide all Products sold to Distributor with instruction manuals and critical caution, warning and packaging labels, written in English language. With regards to changing equipment silk screens and panels with translated copy, DOBI Medical and Distributor will discuss and mutually agree to these in writing on a case-by-case basis. In the event that the original labeling is not lawful for use in the Territory or does not comply with all legal requirements for labeling material of the classification(s) into which the Product fit, Distributor will advise DOBI Medical so DOBI Medical with Distributor's assistance if requested may re-label all such Products so as to meet all applicable legal requirements. DOBI Medical will bear the cost of such re-labeling. Distributor will not remove any labels from the Products nor add anything thereto without the written consent in each instance of DOBI Medical.

         d) DOBI Medical represents and warrants that it owns or has the unencumbered right to utilize and license to Distributor all Marks, Software, Products, copyrights and Patents and other intellectual property as under this Agreement. DOBI Medical further represents and warrants that the Products, and its Marks and Patents, Software are not currently the subject of any litigation and do not to the best of its knowledge infringe the rights of any third parties.

         e) Unless specifically authorized to do so under this Agreement, and to the extent necessary by either party to carry out its obligations hereunder, neither party shall use the other party's name, logos, marks, or other intellectual property for any reason whatsoever, including without limitation advertising and references, without the prior written consent of that party, except that each party may refer to the other privately in discussions with its potential investors and potential Distributors and customers, or as may be required to meet governmental disclosure and securities laws. The parties acknowledge that the other owns valuable property rights in all its marks, names, designs, logos, patents, and trade secrets. None of these rights are being granted to the other unless specified otherwise in this Agreement. Neither shall represent that it owns any rights in the other's intellectual property. All use of such intellectual property shall inure to the benefit of the owner thereof.

14.  Agreement Term

         a) The term of this Agreement shall commence on the Effective Date, and shall continue for twenty (24) months, unless sooner terminated in accordance with the provisions hereof. Termination of this Agreement shall not terminate either party's obligation to pay for all Products and Services or warranties performed under the Agreement prior to discontinuation of performance due to termination. Those provisions of this Agreement which by their nature extend beyond termination or expiration will survive and remain in effect until all obligations there under are satisfied, including without limitation, the provisions dealing with warranty, confidentiality, legal and equitable ownership to intellectual property, no compete and non-solicitation, Confidential Information, termination, indemnification, limitation of liability, arbitration, choice of law and payment of fees. After the initial term, this Agreement may be renewed for successive, additional twelve (12) month periods upon mutual written agreement of the parties.

15.  Termination

         a) It shall constitute a material default under the Agreement, with the corresponding right of termination as stated below, if any of the following shall occur:

         (i) In the event Distributor fails to pay any amounts due hereunder and such failure continues for a period of ten (10) days or more from the original due date, then the Agreement may be immediately terminated by DOBI Medical. If Distributor disputes any invoice, it must notify DOBI Medical in writing within ten (10) days of receipt of the invoice and must pay the undisputed portion of the invoice in accordance with the terms of this Agreement.

         (ii) In the event of a violation by a party of any provision of this Agreement (other than the non-payment of monies as set forth in (i) above, or non-compliance with laws as set forth in Section 16 b) and
         c)) which violation continues uncured for a period of thirty (30) days after written notice to the other party specifying such violation, then the Agreement may be immediately terminated by the non-breaching party.

         (iii) In the event a party makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, is adjudicated insolvent or bankrupt, a proceeding is filed against said party to declare said party bankrupt and said proceeding is not dismissed within thirty (30) days, or said party commences any proceeding under any reorganization, arrangement, readjustment of debt or similar law or statute of any jurisdiction, then this Agreement may be terminated by the other party effective upon written notice.

         (iv) If Distributor markets, sells, or services the Products or Services outside of the Territory (except upon the prior written consent of DOBI Medical), then DOBI Medical may immediately terminate this Agreement.

         (v) If Distributor fails to meet the minimum purchase requirements on a per year period as agreed to and set forth on Schedule D, then DOBI Medical may immediately terminate this Agreement effective upon written notice with no rights to cure such default. Time is of the essence

         (vi) If Distributor consistently fails after three written warnings from DOBI Medical to meet minimum service standards as published by DOBI Medical, or receives three customer service complaints within any trailing three month period which have not been satisfactorily responded to and attended to, or if Distributor fails to meet and maintain the minimum number of certified applications trainers and certified field trainers, then DOBI Medical may immediately terminate this Agreement. During such period that Distributor has received such a notice of default, DOBI Medical may itself or cause another to provide such Services to the customer end user without any liability to Distributor.

         (vii) Distributor's failure to strictly enforce the terms and conditions of any sublicense agreement against any of its subdistributors. Any default of subdistributors not cured within the cure period, will also be deemed a default of Distributor under this Agreement.

         b) All remedies are cumulative and may be pursued concurrently or separately. Pursuit of one remedy is not an election of remedies or a waiver of another remedy. Delay or failure to pursue a remedy will neither waive the remedy nor modify the terms of this Agreement. Upon termination of the Agreement, at the election of DOBI Medical, it may continue to provide Distributor with service and technical and safety bulletins in order for Distributor to provide warranty and post-warranty service to customer end users or it may itself or license others to provide same. Within three (3) business days after termination of this Agreement, Distributor shall submit to DOBI Medical i) a complete list of all prospective or pending customers in which Distributor was involved prior to the termination of this Agreement and that have not been consummated or otherwise finalized at the time of such termination; and ii) a complete list of the identities of any customer end-users by name and address, phone number and contact person. Distributor further agrees at its expense to deliver to DOBI Medical within three (3) business days after the termination of this Agreement, all marketing literature, price lists, specification sheets, training and technical manuals, and all other documents and things in its possession or control relating to this Agreement, and to return to DOBI Medical, for credit for returned goods consistence with past practice under the Agreement, its demonstration Product and any other Products or replacement parts it has in inventory. DOBI Medical will pay Distributor any fees that may be due Distributor if any such leads are sold within 180 days after the termination date, provided that Distributor complies with the termination requirements herein, and is current in any obligations it owes DOBI Medical.

         c) Notwithstanding anything to the contrary, if this Agreement is terminated because of governmental action by the national government of the Distributor or of the United States of America, neither party shall have a right or claim to any compensation from the other as a result of said termination and no liability or any kind shall lie against either party by reason of said termination and neither party shall maintain any action or claim of any kind except as permitted by this paragraph against the other in the event of such termination.

16.  Compliance with Laws

         a) Each party will comply with any applicable federal, state, local, or other governmental laws and regulations or industry practices in connection with their respective rights and obligations under this Agreement. The parties agree to comply fully with all applicable regulations of the United States Department of Commerce and with the United States Export Administration Act, as amended from time to time, and with all applicable laws and regulations of other jurisdictions with respect to the importation and use of the Products and Services to assure that such are not exported, imported or used in violation of law.

         b) Each party agrees that they both will adhere to and comply with all applicable U.S. and non-U.S. laws, including but not limited to anti-bribery measures such as the U.S. Foreign Corrupt Practices Act (the "FCPA"), and will not give, offer, agree or promise to give, or authorize the giving directly or indirectly, of any money or other thing of value to anyone as an inducement or reward for favorable action or forbearance from action or the exercise of influence. Failure to comply with the provisions of all such laws, including but not limited to the FCPA, may result in immediate termination of this Agreement by DOBI Medical at its election.

         c) In the event of any governmental law, regulation or action forbidding performance of any obligations of DOBI Medical or Distributor hereunder, or in the event of inability, after exercising due diligence, reasonable best efforts and good faith, of either to obtain any governmental action required for the performance of its obligations hereunder, DOBI Medical or Distributor shall be excused from the performance of such obligations except for the obligations which survive termination. In such cases, the non-defaulting party shall be entitled, without liability to the other party, to terminate this agreement.

         d) Each party represents and warrants that it is a duly formed and validly existing corporation in good standing pursuant to the laws of its domicile, that it has the full power, authority and legal right to execute, deliver and perform its obligations under this Agreement, and that it has not directly or indirectly offered, promised, or authorized to pay, or paid any compensation, or given anything of value to any official, agent, or employee of any government or governmental agency, or any candidate for or holder of political office, in exchange for any approval of this Agreement and the transactions that may arise from it.

17.  Amendments

         a) This Agreement cannot be amended or modified in any manner except by a formal amendment to this Agreement in writing duly executed and signed by a duly authorized officer of DOBI Medical and of the Distributor.

18.  Assignment or Transfer

         a) Except as otherwise specifically provided herein, this Agreement shall not be assigned by either party, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; except that DOBI Medical may assign this Agreement in whole or in part without such consent to a parent, affiliate, subsidiary, successor-in-interest or in connection with an acquisition, merger, sale of substantially all its assets and/or stock, or a change of ownership resulting in over 50% voting control, as long as the assuming party remains liable for all then existing obligations, fees and warranties due and owing through the assignment date. Any attempted assignment not permitted hereunder shall be void and shall be deemed a material breach of this Agreement. In the event of a change of ownership resulting in over 50% voting control with respect to DOBI Medical, either party may terminate this Agreement by giving the other 180 days written notice.

19.  Notices

         a) Except as otherwise specifically provided herein, any notice required or permitted to be sent by this Agreement will be in writing and will be (i) delivered by hand; (ii) sent by electronic medium (if the receiving machine confirms receipt and the sending machine prints a paper copy of the answerback message); or (iii) mailed by registered, certified or other prepaid, receipted or express delivery service, to the address. Complying notices will be effective (a) when delivered by hand; (b) when sent by electronic media, receipt confirmed; (c) three (3) business days after deposited in the mail in the manner required above, with proper postage prepaid; or (d) three (3) business days after deposited with an express delivery service. Notices will be addressed as follows, or as from time to time directed in writing by either party, by notice given hereunder:

           To Distributor:






           To DOBI Medical:   DOBI Medical International, Inc.
                                   1200 MacArthur Blvd.
                                   Mahwah, NJ, USA  07430
                                   Attention: General Counsel, Frank M. Puthoff Phone No. (201) 760-6464 ext. 225
                                   Fax No.  (201) 760-8860

20.  Independent Contractor

         a) The relationship of DOBI Medical and Distributor established by this Agreement is and at all times will remain one of independent contractors, and except for the rights of Distributor hereunder, neither party will at any time or in any way represent itself as being an agent or other representative of the other party or as having authority to assume or create obligations or otherwise act in any manner on behalf of the other party. Nothing in this Agreement shall be construed as creating a franchise, partnership, or joint venture. Nothing here shall be construed as implying that employees of either party are employees of the other party for any purposes whatsoever.

21.  Waiver/Severability

         a) Any waiver or delay in the exercise by a party of its right to terminate or enforce any provision of this Agreement for any breach by the other party will not prejudice such party's right of termination or enforcement for such breach or any further, continuing, or other breach by the other party.

         b) If any provision of this Agreement is, for any reason, held unenforceable or invalid in any respect under the laws of any jurisdiction where enforcement is sought, the invalidity or unenforceability will not affect (i) any other provision of this Agreement and this Agreement will be construed as if such unenforceable or invalid provision was not contained herein; and (ii) enforcement or validity of such provision in any other jurisdiction.

22.  Arbitration.

         a) Except for disputes relating to Sections 8, 9, 10, and 13 of this Agreement, any and all other disputes or controversies that shall arise under or in connection with this Agreement or in any other way relate to this Agreement, including its termination, shall be submitted to a panel of three arbitrators (one arbitrator if the amount in dispute in less than $50,000) under the International Arbitration Rules of the International Center for Dispute Resolution, a division of the American Arbitration Association then in effect. The parties hereby acknowledge that the United States Arbitration Act (9 USC (Section.Section 1-16) takes precedence over any state arbitration statutes, rules and regulations, domestic or foreign. Each of the arbitrators shall be qualified and experienced in the business and laws of contracts and licensing, with at least one arbitrator also being a licensed attorney. The arbitrator(s) must base their determination solely on the terms and conditions of this Agreement and the laws in the State of New York. The arbitrator(s) shall have the authority to award any remedies that a court may order or grant, except that they will have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages, and may not in any event make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Arbitration shall be held in New York, New York. The parties hereby agree to accept service of process at its principal office address and agree to the exclusive, personal jurisdiction, forum and venue as set out herein, and waive all arguments of forum non-conveniens. Both parties expressly covenant and agree to be bound by the decision of the arbitrator(s) as the final determination of the matter in dispute. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party will be responsible for its own attorneys' fees and expenses except as otherwise provided under this Agreement.

23.  Force Majeure

         a) Neither party shall be liable to the other for failure or delay in the performance of a required obligation if such failure or delay is caused by an act of any federal, state or local governmental authority, act of God, loss of communication, delay of the other party or third parties, strike, war, acts of terrorism, riot, fire, flood, lightning, electrical power failure, natural disaster or other similar cause beyond its control. Written notice within thirty
(30) days of any such condition shall be provided. Either party may terminate this Agreement if such force majeure continues for a period of ninety (90) days.

24.  Integration

         a) This Agreement constitutes the entire agreement of the parties and supersedes any other agreement or understanding, written or oral that may have been made or entered into with regard to the subject matter hereof.

25.      Press Releases

         DOBI Medical and Distributor agree to issue a joint press release announcing this Agreement at a time to be mutually agreed upon by the parties.

26.  Governing Law/Interpretation

         a) This Agreement will be construed and enforced in accordance with the laws of New York as applied to contracts entered into in and performed in New York, New York, USA, as between New York residents without giving effect to its conflicts of law provisions. Except for patient related suits in connection with the authorized use of the ComfortScan system which suits shall be litigated in local courts under local law, the parties agree that any dispute hereunder not arbitrated shall be submitted to the courts of the State of New York or the United States Southern District Court for New York, New York if federal jurisdiction exists with respect to such dispute. The parties hereby agree that service of process may be made pursuant to the notices provision of this Agreement. The parties agree to the exclusive personal jurisdiction, forum and venue as set out herein, and waive all arguments of forum non-conveniens. The section headings of this Agreement are for convenience only and will neither be considered a part of, nor affect the construction or interpretation of any provision of this Agreement. The parties hereto acknowledge and agree that they have each had the benefit of counsel and participated in the drafting of this Agreement. Therefore, the rule of law which provides that if an ambiguity is found to exist in the Agreement, the ambiguity is construed against the party who drafted the agreement, shall not apply to the interpretation of this Agreement.

         b) No government procurement regulations or contract clauses are binding on either party unless required by law or mutually agreed to.

27.  Integration/Counterparts

         a) This Agreement may be executed in any number of counterparts, each of which shall be deemed original, but such counterparts together shall constitute but one and the same instrument. This Agreement constitutes the entire agreement of the parties and supersedes any other agreement or understanding, written or oral that may have been made or entered into with regard to the subject matter hereof. The parties intend and agree that a photocopy or facsimile of this Agreement with their signatures thereon shall be treated as an original and shall be deemed to be as binding, valid, genuine, and authentic as an original-signature document for all purposes including all matters of evidence and the "Best Evidence" rules.

         b) The authorized version of this Agreement shall be the fully executed English language version.

28.  Authority

         The undersigned represent and warrant that they are the persons legally authorized by the indicated entities to execute this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.


DISTRIBUTOR                              DOBI MEDICAL INTERNATIONAL, INC.



By: ______________________________       By: _________________________________
    Authorized Officer                       Vice President, Sales and Service
    Name:
    Title:

                                   SCHEDULE A

                             NON-EXCLUSIVE TERRITORY

                                   SCHEDULE B

                                   PRODUCT(S)

The DOBI Medical Product subject to this Agreement is the standard ComfortScan system configuration.

Suggested Retail List Price as of the
 Effective Date of this Agreement...         $150,000.00/Unit

While this is the suggested retail price that DOBI Medical recommends that Distributor resell this Product, Distributor is free to sell the Product for whatever price it wishes.

                                   SCHEDULE C

LIST OF DISTRIBUTOR CONTRACTS WITH OTHER COMPETING MANUFACTURERS, DEVELOPERS AND DISTRIBUTORS PURSUANT TO SECTION 8.B) OF THE AGREEMENT

                                   SCHEDULE D

               PRICING DISCOUNTS AND MINIMUM PURCHASE REQUIREMENTS

         During the initial term of this Agreement, Distributor's discount off the then current suggested retail price for the DOBI Medical Standard ComfortScan system configuration, (the "Product" or "Unit"), is based on the following:

         Unit Net Price to Distributor                             $___________

         Net Price excludes all taxes, tariffs, duties, insurance, and freight. Distributor's discount for replacement parts for the Product is __% off of the then current suggested retail price as listed in DOBI Medical's equipment parts pricing book.

MINIMUM PURCHASE REQUIREMENTS--SECTION 3.C) OF THE AGREEMENT.

Distributor must purchase the following minimum Units per year.

         MINIMUM UNITS PER YEAR*

First 12 months                  ___                      _ComfortScan systems

*Within 5 calendar days after each quarterly period, or more often if requested by DOBI Medical, Distributor shall submit to DOBI Medical a written quarterly sales report projected out over the following 12 month period, including its list of prospective customers.

NOTES:
                  1) Standard options and/or accessories to configured systems can be sold by Distributor at same discount schedule.

                  2) Prices do not include any applicable taxes, duties, or tariffs, or any shipping, insurance and handling costs.

                  3) Minimum units per year are cumulative and subject to Sections 3.c) and 15.a.(v) of the Agreement concerning DOBI Medical's right to terminate this Agreement if such minimum purchase requirements are not meet. Time is of the essence for Distributor to meet these minimums.

                  4) All purchase orders shall contain at a minimum the following information:

                       Purchase order number
                       Bill to and ship to name and address
                       Product description and model number
                       Requested delivery date
                       Shipping method
                       Correct price

                  5) Purchase orders shall be addressed to

                       DOBI Medical International, Inc
                       1200 MacArthur Blvd.
                       Mahwah, NJ 07430, USA
                       Attention: Sales Dept

                                   SCHEDULE E

                        DOBI MEDICAL INTERNATIONAL, INC.

                           CUSTOMER END USER AGREEMENT

1. DOBI Medical International, Inc., a Delaware, USA corporation and the developer and manufacturer of the ComfortScan(R) medical breast imaging system, hereby grants to the undersigned Customer End User a non-exclusive, non-transferable and perpetual right to use (i) the ComfortScan acquisition software embedded into the ComfortScan system, (ii) the ComfortNet(TM) routing software , and (iii) one (1) ComfortView(TM) CD reader software (including one
(1) dongle) for interpreting patient scans, each installed into or provided along with the ComfortScan system (collectively, and together with any manuals and other documentation, the "Software"), solely in connection with the ComfortScan system and as delivered to the undersigned Customer End User. This license is limited to a single site and to a single user to which the ComfortScan system had been originally ordered and delivered by the Customer End User. Further, as to the ComfortView software, this license is limited to a single user with one (1) dongle to a single home and office computer. Customer End User may make one copy of the ComfortView software for backup purposes only. DOBI Medical reserves the right to charge a fee for any replacement dongle. The undersigned Customer End User agrees not to assign, sublicense, share, pledge, lease, rent or otherwise transfer the ComfortScan system or its Software without the prior written consent of DOBI Medical International, Inc.

2. Distributor's licensor, DOBI Medical International, Inc. ("DOBI Medical"), retains the entire right, title and interest to the ComfortScan system, the Software, copyrights, Patents and Marks, and any copies and portions thereof. No title to the Patents or the Marks related to the ComfortScan system is transferred to the Distributor or Customer End-User. The ComfortScan system and related Software contain proprietary and confidential Information of Distributor's licensor, DOBI Medical International, Inc., and are considered valuable intellectual property owed exclusively by DOBI Medical International, Inc. The Customer End-User will protect the ComfortScan system and the Software from unauthorized use or disclosure outside of the scope of this Agreement.

 3. Customer End User agrees itself, or through any agent or consultant, not to copy, alter, modify or otherwise change the ComfortScan ordered and delivered or licensed to Customer End User hereunder in any way, and agrees not to reverse engineer, disassemble, reverse assemble, decompile, or otherwise attempt to derive source code from the Software or otherwise attempt to design around the ComfortScan system and Software, or contest the validity of any Patent or Mark owned or applied for by DOBI Medical or its authorized affiliates. Distributor and DOBI Medical reserve the right to audit the Customer End-User's deployment and use of the ComfortScan system and Software for compliance with the terms of this Agreement, with the Distributor's Agreement with DOBI Medical, and with all applicable laws at any time during the Customer End User's normal business hours upon reasonable notice.

4. Subsequent Support/Releases/Upgrades. Any subsequent support services, including without limitation, technical support, software or hardware customization or training services are beyond the reasonable scope of this Agreement or are not specifically required to be performed by Distributor or by DOBI Medical under this Agreement, are subject to the availability of DOBI Medical's clinical and technical staff, and shall be billed at DOBI Medical's then current time and material rates plus out-of-pocket expenses, and subject to such other terms and conditions which may be agreed upon in writing by the parties before such services are performed. Further, DOBI Medical reserves the right to charge additional fees for any new (as determined by DOBI Medical in its sole discretion) releases, upgrades or additions to the Product, Software, or any new option, accessory, or new functionality related to the ComfortScan system. DOBI Medical may, but is not obligated to develop any subsequent updates, upgrades, improvements, other enhancements, new models incorporating or based upon such technologies, features, and/or operating system. If it does, DOBI Medical reserves the right to require additional licenses and charge different fees.

5. The ComfortScan system Software incorporates various software licenses from third parties. Therefore, to the extent that DOBI Medical is subject to such licenses, this Customer End User license agreement is also subject to such third party licenses.

6. Representations and Warranties

         a) Without prejudice to any local law, DOBI Medical represents and warrants to the original Customer End User that the ComfortScan system and Software shall be free from defects in material or manufacturing, except minor errors that do not materially affect functionality or performance, and shall conform substantially to applicable specifications in effect as of the date of delivery of the ComfortScan system, when properly installed by DOBI Medical or Distributor's certified technician, and when subjected to normal, proper and intended usage and operation by a technician of Customer End User certified by Distributor.

         b) The ComfortScan system and Software as ordered and delivered to Customer End User shall be warranted for a period of 12 months from the time of original installation, the date of which will be determined by a completed, returned warranty card, which must be received by DOBI Medical within 30 days of the ComfortScan system installation. If the warranty card is not timely received by DOBI Medical, then the warranty shall take effect 12 months from the date of shipment by DOBI Medical. In no event shall the warranty exceed 15 months from the date of shipment from DOBI Medical. Repair and replacement parts will be warranted for 90 days from installation or 12 months from shipment, whichever is sooner. Any component furnished without charge during the warranty period to correct a warranty failure shall be warranted only to the extent of the unexpired term of the warranty of the original ComfortScan system or replacement part.

         c) Subject to Section 4.b) above, in the event that a documented and reproducible flaw in the ComfortScan system or Software inconsistent with this warranty is discovered that significantly impacts system performance and/or creates a safety hazard for patient or operators, DOBI Medical shall use commercially reasonable efforts to correct such flaw in a timely manner. At DOBI Medical's option and at no cost to or expense to Customer End User, DOBI Medical shall correct any such failure by 1) repairing, adjusting, or replacing any defective or non-conforming parts or assemblies or Software, or 2) by making available any necessary repaired or replacement parts or assemblies or Software,
3) by furnishing either new or exchanged replacement parts or assemblies or Software. All returned parts or assemblies shall become the property of DOBI Medical if determined by DOBI Medical to be defective by reason of material or manufacture. DOBI Medical will bear the cost of shipping such defective part or assembly or Software back to DOBI Medical.

         d) All proprietary and confidential information of DOBI Medical and any Derivatives (defined below) thereof whether created by such DOBI Medical or Distributor or its Representatives or by Customer End User or its agents or consultants, shall remain the property of DOBI Medical, and no license or other rights to such DOBI Medical's confidential information or Derivatives is granted or implied hereby. For purposes of this Agreement, "Derivatives" shall mean: (a) for copyrightable or copyrighted material, any translation, abridgment, revision or other form in which an existing work may be recast, transformed or adapted;
(b) for patentable or patented material, any improvement thereon; and (c) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected under copyright, patent and/or trade secret laws. To the fullest extent permitted by law, Customer End User agrees, and will cause its agents and consultants to agree, to convey to DOBI Medical or its nominee the entire right, title, and interest, domestic and/or foreign, which any such party my have, or a lesser interest therein. Customer End User agrees, and will cause its agents and consultants to agree, to promptly, upon DOBI Medical's request, execute all applications for patents, copyrights, assignments and other appropriate documents, and to perform all acts and to do all things necessary and appropriate to carry out the intent of this Section, whether or not such person continues in his capacity as a customer, agent or consultant

THIS LIMITED WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR USE FOR A PARTICULAR PURPOSE. DOBI Medical's WARRANTY IS EXCLUSIVE OF, WITHOUT LIMITATION, THE FOLLOWING:

     o Failure of Customer End User to prepare the site or provide power requirements or operating environmental conditions in compliance with any applicable instructions or recommendations of DOBI Medical.

     o Failure of Customer End User to provide the proper incoming power required to support the ComfortScan system in accordance with the recommendation of DOBI Medical.

     o Any modification of ComfortScan system or Software performed by a party other than DOBI Medical or an authorized Distributor and DOBI Medical certified technician.

     o Combining products or furnishing services which have not been authorized in publications by DOBI Medical and are deemed by DOBI Medical to be incompatible with the ComfortScan system or Software.

     o Improper or extraordinary use of the ComfortScan system, improper maintenance of the ComfortScan system or Software, or failure to comply with any applicable instructions or recommendations of DOBI Medical.

     o Misuse, tampering or, negligent storage/handling of the ComfortScan system or Software by Distributor or Customer End Use, its employees, agents or contractors.

     o Fuses, glassware, high voltage cables and other items deemed by DOBI Medical to be expendable.

     o Acts of civil or military authority, fires, floods, power failures or electrical power surges, strikes or other labor disturbances, war, acts of terrorism, riots or other causes beyond the reasonable control of DOBI Medical.

     o Installation, troubleshooting, or repair services provided by the Distributor.

     o Any installation, maintenance, repair, service, relocation or alteration to or of, or any other tampering with the ComfortScan system or Software performed by any person or entity other than DOBI Medical or Distributor or a DOBI Medical certified technician without the prior written approval of DOBI Medical, shall immediately void and cancel all warranties with respect to the ComfortScan system and Software.

     o The Software and any portions thereof containing any third party software or hardware manufactured other than by DOBI Medical, whether sold or given to Customer End User hereunder, is provided "AS IS", and DOBI Medical makes no representations or warranties in connection thereto. Any warranties that may be associated with any such third party software are the sole obligations of such third parties directly to the Customer End User, and not DOBI Medical.

     o   Any ComfortScan system or parts damaged in transit.

7.       Training.

         Customer End user shall at all times have a fully trained and certified clinical technician operating the ComfortScan system for acquiring patient scans. Likewise, Customer End User shall have on staff a licensed radiologist or other qualified physician certified in the use and read ComfortScan system patient scans.

8.       Limitations of Liability

         a) CUSTOMER END USER'S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF WARRANTY OR REPRESENTATION BY DOBI MEDICAL CONCERNING ANY PRODUCTS AND SERVICES SHALL BE ONLY UPON WRITTEN REQUEST OF CUSTOMER END-USER IF RECEIVED BY DOBI MEDICAL WITHIN TWELVE (12) MONTHS OF SUCH ALLEGED BREACH. IN ANY EVENT, DOBI MEDICAL'S CUMULATIVE LIABILITY ITS CUSTOMER END USER FOR ANY AND ALL CLAIMS RELATING TO THE USE OF OR THE INABILITY TO USE THE PRODUCTS AND SERVICES SHALL NOT EXCEED THE TOTAL AMOUNT OF THE FEES PAID ITS CUSTOMER END-USERS FOR THE PRODUCTS AND SERVICES, WHETHER BASED ON CONTRACT, TORT OR OTHERWISE. A IN NO EVENT SHALL DOBI MEDICAL BE LIABLE FOR LOSS OF PROFIT, OR FOR SPECIAL OR CONSEQUENTIAL DAMAGES, OR FOR ANY OTHER INDIRECT DAMAGES SUCH AS, BUT NOT LIMITED TO, EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. DOBI MEDICAL SHALL NOT BE LIABLE FOR ANY CORRUPTION, ANY DOWN TIME OF THE PRODUCTS OR SERVICES OR SUSPENSION OF THE SERVICES OR USE OF THE PRODUCTS, OR FOR ANY LOSS OR MISTRANSMISSION OF PATIENT DATA, OR FOR THE SECURITY OF PATIENT DATA, OR FOR ANY MEDICAL OR PROFESSIONAL MALPRACTICE CLAIMS. IN NO EVENT WILL DOBI MEDICAL BE LIABLE FOR LOSS OR DAMAGES RESULTING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM ERRORS, OMISSIONS, INSOLVENCY OR OTHER FAULT OR CIRCUMSTANCES ATTRIBUTABLE TO ANY THIRD PARTY. The foregoing limitations of liability represent the allocation of risk of failure between the parties as reflected in the pricing and is an essential element of the basis of the bargain between the parties.

Accepted and Agreed to this _____of _________, 200_.

CUSTOMER END USER                             DOBI MEDICAL INTERNATIONAL, INC

-----------------------                       -----------------------------
By:  Authorized Representative                 By:  Authorized Representative